January 13, 2012

Board of Directors
Comstock Mining Inc.
1200 American Flat Road
Virginia City, NV 89440

Re: Registration Statement on Form S-8
2011 Equity Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by Comstock Mining Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of Six Million (6,000,000) shares of the Company’s common stock, $0.000666 par value (the “Plan Shares”), which will be issuable under the Company’s 2011 Equity Incentive Plan (the “Plan”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Articles of Incorporation, as amended.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/ McDonald Carano Wilson LLP
McDONALD CARANO WILSON LLP